Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

April 18, 2012

Cass Information Systems, Inc. Declares Regular Quarterly Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility, telecom and environmental invoice payment and information services, is maintaining its 78-year tradition of paying regularly scheduled cash dividends.

On April 16, 2012, the company’s board of directors declared a second quarter dividend of $.17 per share payable June 15, 2012 to shareholders of record June 5, 2012. Cass has continuously paid regularly scheduled cash dividends since 1934.

“This action by the board reflects the company’s solid capital base, its strong performance and the board’s optimism about our future,” said Eric H. Brunngraber, Cass president and chief executive officer.

About Cass Information Systems

Cass Information Systems, Inc. is the leading provider of transportation, utility, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $32 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas, and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2011.

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